BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

090403

Certificate of Correction

(PURSUANT TO NRS CHAPTERS 78, 78A, 80, 81, 82, 84, 86, 87, 87A, 88, 88A, 89 AND 92A)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Correction

(Pursuant to NRS Chapters 78, 78A, 80, 81, 82, 84, 86, 87, 87A, 88, 88A, 89 and 92A)

1. The name of the **entity** for which correction is being made:

Unique Logistics International, Inc.

2. Description of the original document for which correction is being made:

Certificate of Designation of Series D Convertible Preferred Stock

3. Filing date of the original document for which correction is being made: 12/07/2021

4. Description of the inaccuracy or defect:

The date is missing in Section 8(x) of the Certificate of Designation of Series D Convertible Preferred Stock

5. Correction of the inaccuracy or defect:

Section 8(x) of the Certificate of Designation of Series D Convertible Preferred Stock shall be replaced with the following:

Effective Date: The effective date of this Certificate of Designations shall be December 7, 2021.

6. Signature:

X

Authorized Signature | **Title** * | **Date**

* If entity is a corporation, it must be signed by an officer if stock has been issued, OR an incorporator or director if stock has not been issued; a limited-liability company, by a manager or managing members; a limited partnership or limited-liability limited partnership, by a general partner; a limited-liability partnership, by a managing partner; a business trust, by a trustee.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

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